Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2017 Financial Results

-- Fourth quarter GAAP net income of $6.8 million, or $0.03 per diluted share, and full year GAAP net income of $121.1 million, or $0.55 per diluted share, includes expense of $0.47 per diluted share representing the impact of tax reform --

-- Adjusted diluted net operating income per share for the fourth quarter of $0.51, an increase of 24% year-over-year, and for the full year of $1.82, an increase of 17% year-over-year --

-- Writes $53.9 billion in new MI business for 2017, sets company record for flow MI; MI in force increases 9% year-over-year --

-- Increases PMIERs excess to $450 million, or 14% of Minimum Required Assets as of December 31, 2017 --

PHILADELPHIA--(BUSINESS WIRE)--February 1, 2018--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2017, of $6.8 million, or $0.03 per diluted share, which includes an incremental tax provision of $102.6 million, representing the estimated impact of recently enacted tax reform, as discussed below. Net income for the full year 2017 was $121.1 million, or $0.55 per diluted share, which, in addition to the incremental tax provision, includes impairment of goodwill and other intangible assets related to the Mortgage and Real Estate Services segment of $130.9 million, net of tax. This compares to net income for the quarter ended December 31, 2016, of $61.1 million, or $0.27 per diluted share, and net income for the full year 2016 of $308.3 million, or $1.37 per diluted share.

The non-cash tax expense of $102.6 million in the fourth quarter of 2017 represents the estimated impact of recently enacted tax reform, as a result of the remeasurement of the company's net deferred tax assets to reflect lower enacted corporate tax rates. The impact of this remeasurement was a reduction of $0.47 per diluted share in the fourth quarter and for the full year 2017.

Key Financial Highlights (dollars in millions, except per-share data)
	Year ended December 31, 2017	Year ended December 31, 2016	Percent Change
Net income (1)	$121.1	$308.3	(61)%
Diluted net income per share	$0.55	$1.37	(60)%
Consolidated pretax income	$346.7	$483.7	(28)%
Adjusted pretax operating income (2)	$617.2	$541.8	14%
Adjusted diluted net operating income per share(2) (3)	$1.82	$1.56	17%
Net premiums earned - insurance	$932.8	$921.8	1%
MI New Insurance Written (NIW)	$53,905	$50,530	7%
MI insurance in force	$200,724	$183,450	9%
Book value per share	$13.90	$13.39	4%
Tangible book value per share (2)	$13.60	$12.10	12%

	Quarter ended December 31, 2017	Quarter ended December 31, 2016	Percent Change
Net income (1)	$6.8	$61.1	(89)%
Diluted net income per share	$0.03	$0.27	(89)%
Consolidated pretax income	$164.7	$97.8	68%
Adjusted pretax operating income (2)	$172.5	$140.2	23%
Adjusted diluted net operating income per share(2) (3)	$0.51	$0.41	24%
Net premiums earned - insurance	$245.2	$233.6	5%
MI New Insurance Written (NIW)	$14,383	$13,882	4%
(1)

Net income for the fourth quarter and full year 2017 includes an incremental tax provision of $102.6 million as a result of the remeasurement of net deferred tax assets to reflect lower enacted corporate tax rates and includes $5.2 million for the fourth quarter and $17.3 million for the full year of pretax restructuring and other exit costs related to the Mortgage and Real Estate Services segment. Additionally, net income for the full year 2017 includes pretax impairment of goodwill and other intangible assets related to the Mortgage and Real Estate Services segment of $200.2 million.

(2)

Adjusted results, including adjusted pretax operating income and adjusted diluted net operating income per share, as well as tangible book value per share, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Adjusted diluted net operating income per share is calculated using the company’s 2016 and 2017 statutory tax rate of 35 percent.

Adjusted pretax operating income for the quarter ended December 31, 2017, was $172.5 million, compared to $140.2 million for the quarter ended December 31, 2016. Adjusted diluted net operating income per share for the quarter ended December 31, 2017, was $0.51, an increase of 24 percent compared to $0.41 for the quarter ended December 31, 2016. Adjusted pretax operating income for the year ended December 31, 2017, was $617.2 million, compared to $541.8 million for the same period of 2016. Adjusted diluted net operating income per share for the year ended December 31, 2017, was $1.82, an increase of 17 percent compared to $1.56 for the same period of 2016.

Book value per share at December 31, 2017, was $13.90, compared to $13.88 at September 30, 2017, and an increase of 4 percent compared to $13.39 at December 31, 2016. Tangible book value per share at December 31, 2017, was $13.60, compared to $13.57 at September 30, 2017, and an increase of 12 percent compared to $12.10 at December 31, 2016.

“I am pleased to report on another quarter and year of excellent operating results for Radian,” said Radian’s Chief Executive Officer Rick Thornberry. “During my first year with the company, we have made progress in positioning Radian to become an even stronger, more diversified company and a more valued business partner, while also improving our capital position, debt maturity profile and financial flexibility.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  MI new insurance written (NIW) grew to $53.9 billion for the full year 2017, an increase of 7 percent compared to $50.5 billion for the prior year. NIW was $14.4 billion for the fourth quarter, compared to $15.1 billion in the third quarter of 2017 and an increase of 4 percent compared to $13.9 billion in the prior-year quarter.
    NIW for the full year 2017 represented record volume written on a flow basis for the company.
    Of the $14.4 billion in NIW in the fourth quarter of 2017, 23 percent was written with single premiums. After consideration of the 35 percent ceded under the Single Premium Quota Share Reinsurance Transaction (Single Premium QSR), net single premiums were 15 percent of new business written in the fourth quarter of 2017. However, as previously announced effective December 31, 2017, the company amended its 2016 Single Premium QSR to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35 percent to 65 percent. After consideration of the increased cession percentage, net single premiums represented 8 percent of new business written in the fourth quarter of 2017.
    Purchase originations accounted for 88 percent of total NIW in the fourth quarter of 2017, compared to 91 percent in the third quarter of 2017, and 73 percent a year ago.
  Total primary mortgage insurance in force as of December 31, 2017, grew to $200.7 billion, an increase of 2 percent compared to $196.5 billion as of September 30, 2017, and an increase of 9 percent compared to $183.5 billion as of December 31, 2016.
    The composition of Radian’s mortgage insurance portfolio continues to improve, with 92 percent consisting of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 81.1 percent as of December 31, 2017, compared to 80.0 percent as of September 30, 2017 and 76.7 percent as of December 31, 2016. Annualized persistency for the three months ended December 31, 2017, was 79.4 percent, compared to 80.4 percent for the three months ended September 30, 2017, and 76.8 percent for the three months ended December 31, 2016.
  Total net premiums earned were $245.2 million for the quarter ended December 31, 2017, compared to $236.7 million for the quarter ended September 30, 2017, and $233.6 million for the quarter ended December 31, 2016.
    Accelerated revenue recognition due to single premium policy cancellations was $21.2 million in the fourth quarter, compared to $15.4 million in the third quarter of 2017, and $26.7 million in the fourth quarter of 2016. Net of reinsurance, accelerated revenue recognition due to single premium policy cancellations was $11.1 million in the fourth quarter, compared to $8.3 million in the third quarter of 2017, and $15.7 million in the fourth quarter of 2016.
    Ceded premiums of $15.0 million, $13.8 million and $18.2 million for the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively, are net of accrued profit commission on reinsurance transactions of $7.9 million in the fourth quarter of 2017, compared to $7.4 million in the third quarter of 2017, and $8.5 million in the fourth quarter of 2016.
    Direct mortgage insurance premium yield was 52 basis points in the fourth quarter, compared to 52 basis points in the third quarter of 2017, and 55 basis points in the fourth quarter of 2016.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 49 basis points in both the fourth and third quarters of 2017, compared to 51 basis points in the fourth quarter of 2016.
  The mortgage insurance provision for losses was $35.3 million in the fourth quarter of 2017, compared to $36.0 million in the third quarter of 2017, and $54.7 million in the prior-year period.
    The total number of primary delinquent loans was 27,922 in the fourth quarter, an increase of 17 percent compared to 23,826 in the third quarter of 2017, primarily driven by new notices of default from areas affected by major 2017 hurricanes. The total number of primary delinquent loans included 7,051 from hurricane-affected areas in the fourth quarter of 2017, compared to 2,934 in the third quarter of 2017. The company believes that these hurricane-related delinquencies have reached their peak and, based on past experience, continues to expect that these delinquencies will not result in a material number of new paid claims.
      The total number of primary delinquent loans decreased by 4 percent from 29,105 in the fourth quarter of 2016. Excluding the impact from hurricane-affected areas, the total number of primary delinquent loans decreased by 19 percent from 25,784 in the fourth quarter of 2016.
      The total number of primary new notices of default increased by 49 percent in the fourth quarter from the third quarter of 2017, and increased by 38 percent from the fourth quarter of 2016. Excluding the new notices of default from hurricane-affected areas, the total number of primary new notices of default increased by 3 percent in the fourth quarter from the third quarter of 2017, and decreased by 7 percent from the fourth quarter of 2016.
    The primary mortgage insurance delinquency rate was 2.9 percent in the fourth quarter of 2017, compared to 2.5 percent in the third quarter of 2017, and 3.2 percent in the fourth quarter of 2016.
    The loss ratio in the fourth quarter was 14.4 percent, compared to 15.2 percent in the third quarter of 2017 and 23.4 percent in the fourth quarter of 2016.
    Mortgage insurance loss reserves were $507.6 million as of December 31, 2017, compared to $556.5 million as of September 30, 2017, and $760.3 million as of December 31, 2016.
    Primary reserve per primary default (excluding IBNR and other reserves) was $17,103 as of December 31, 2017. Excluding the impact of reserves and defaults related to hurricane-affected areas, the primary reserve per primary default would have been approximately $20,500. This compares to primary reserve per primary default of $21,367 as of September 30, 2017, and $22,503 as of December 31, 2016.
  Total mortgage insurance claims paid were $85.5 million in the fourth quarter, compared to $131.5 million in the third quarter of 2017, and $116.5 million in the fourth quarter of 2016. Excluding the impact of commutations and captive terminations, claims paid were $58.9 million in the fourth quarter of 2017, and $76.5 million in the third quarter of 2017. In addition, the company’s pending claim inventory declined 38 percent from the fourth quarter of 2016. For the full year 2017, total net claims paid were $390.4 million, compared to $417.6 million for the full year 2016.

Mortgage and Real Estate Services

  As previously announced, the company committed to a restructuring plan in October 2017, and incurred related charges in the fourth quarter of $5.2 million and $17.3 million for the full-year 2017. Additional pretax charges of approximately $4 million, primarily in cash, are expected to be recognized within the next twelve months.
  The estimated total restructuring charges of $21 million are expected to consist of $11 million in asset impairments and loss on sale, $7 million in employee severance and benefit costs, $2 million in facility and lease termination costs, and $1 million in contract termination and other costs.
  Total revenues for the fourth quarter were $40.7 million, compared to $41.1 million for the third quarter of 2017, and $52.6 million for the fourth quarter of 2016. Total revenues for the full year 2017 were $161.8 million, compared to $177.2 million for the same period of 2016.
  The adjusted pretax operating income before corporate allocations for the quarter ended December 31, 2017, which includes $1.4 million in restructuring and other exit costs, was $2.9 million, compared to a loss of $4.7 million for the quarter ended September 30, 2017, and income of $3.6 million for the quarter ended December 31, 2016. The adjusted pretax operating loss before corporate allocations for the full year 2017, which includes $6.8 million in restructuring and other exit costs, was $1.8 million, compared to income of $6.1 million for the prior year.
  Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended December 31, 2017, which includes $1.4 million in restructuring and other exit costs, was income of $3.8 million, compared to a loss of $3.6 million for the quarter ended September 30, 2017, and income of $4.4 million for the quarter ended December 31, 2016. Services adjusted EBITDA for the full year 2017, which includes $6.8 million in restructuring and other exit costs, was $2.0 million, compared to $9.2 million for the prior year period. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.

Consolidated Expenses

Other operating expenses were $66.0 million in the fourth quarter, compared to $64.2 million in the third quarter of 2017, and $62.4 million in the fourth quarter of last year. Details regarding notable variable items impacting other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

Radian took several actions in 2017 in order to improve its capital position, increase liquidity, enhance its return on capital, increase its financial flexibility and cost-effectively strengthen the financial position of Radian Guaranty under the Private Mortgage Insurer Eligibility Requirements (PMIERs). As of December 31, 2017, Radian Group maintained $229 million of available liquidity. Total liquidity, which includes the company’s $225 million unsecured revolving credit facility entered into in October 2017, was $454 million as of December 31, 2017.

  During the fourth quarter of 2017 and consistent with its capital plan, Radian settled all of its remaining convertible senior notes outstanding.
  In addition, as previously announced:
    Radian Guaranty, the principal MI subsidiary of Radian Group, agreed with its reinsurance providers to increase the cession of business for its first single-premium MI quota share reinsurance arrangement, which was entered into in 2016. The cession of business increased from 35 to 65 percent for single-premium policies with effective dates in 2015-2017. This increased cession, which was effective December 31, 2017, improved Radian Guaranty’s PMIERs position at December 31, 2017, and has been approved by Fannie Mae and Freddie Mac (GSEs).
    On December 28, 2017, Radian Group transferred $100 million of cash and marketable securities to Radian Guaranty in exchange for a surplus note. The intercompany surplus note has a 0 percent interest rate and a stated maturity date of December 31, 2027. The surplus note may be redeemed at any time upon 30 days prior notice, subject to the approval of the Pennsylvania Insurance Department. Any redemption of the surplus note increases holding company liquidity by the corresponding amount of the redemption.
    As discussed above, Radian Guaranty experienced a recent increase in reported delinquencies in hurricane-affected areas. Given that the PMIERs require Radian to maintain significantly more Minimum Required Assets for delinquent loans than for performing loans, the company’s Minimum Required Assets from hurricane-affected areas increased by approximately $100 million as of December 31, 2017, as compared to September 30, 2017. The company expects these Minimum Required Assets to decrease given the expectation that substantially all of the hurricane-related defaults will cure within the next six to twelve months.
    As a result of capital actions taken in the fourth quarter of 2017 and as described above, at December 31, 2017, Radian Guaranty’s Available Assets under the PMIERs were approximately $3.7 billion and its Minimum Required Assets under the PMIERs were approximately $3.2 billion, resulting in an excess of approximately $450 million, or 14 percent. This compares to an excess of approximately $237 million, or 7 percent, at September 30, 2017.
    Radian Guaranty received a summary of proposed changes to the PMIERs on December 18, 2017, that are being recommended to the Federal Housing Finance Agency by the GSEs. Based on this initial summary, which remains subject to comment by the private mortgage insurance industry, Radian expects to be able to fully comply with the proposed PMIERs and to maintain an excess of Available Assets over Minimum Required Assets under the PMIERs as of the expected effective date in late 2018, without a need to take further actions to do so. The company’s expectation is not dependent upon the existing surplus note and is based on its projections for positive operating results in 2018, its strong capital position, and the benefits of its reinsurance programs.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2017 financial results in a conference call today, Thursday, February 1, 2018, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1093 inside the U.S., or 612.332.0226 for international callers, using passcode 443361 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 443361.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors > Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss). Adjusted pretax operating income adjusts GAAP pretax income (loss) to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of lines of business. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services adjusted EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance helps protect lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton Holdings LLC, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)
For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance, Other Operating Expenses and Restructuring and Other Exit Costs
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
QSR Transaction, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A (page 1 of 2)

	2017				2016
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned - insurance	$245,175	$236,702	$229,096	$221,800	$233,585
Services revenue	39,703	39,571	37,802	38,027	49,905
Net investment income	33,605	32,540	30,071	31,032	28,996
Net gains (losses) on investments and other financial instruments	(1,339)	2,480	5,331	(2,851)	(38,773)
Other income	768	760	612	746	736
Total revenues	317,912	312,053	302,912	288,754	274,449

Expenses:
Provision for losses	35,178	35,841	17,222	46,913	54,287
Policy acquisition costs	5,871	5,554	6,123	6,729	5,579
Cost of services	23,349	27,240	25,635	28,375	33,812
Other operating expenses	65,999	64,195	68,750	68,377	62,416
Restructuring and other exit costs	5,230	12,038	—	—	—
Interest expense	14,929	15,715	16,179	15,938	17,269
Loss on induced conversion and debt extinguishment	—	45,766	1,247	4,456	—
Impairment of goodwill	—	—	184,374	—	—
Amortization and impairment of other intangible assets	2,629	2,890	18,856	3,296	3,290
Total expenses	153,185	209,239	338,386	174,084	176,653

Pretax income (loss)	164,727	102,814	(35,474)	114,670	97,796
Income tax provision (benefit)	157,911	37,672	(8,132)	38,198	36,707
Net income (loss)	$6,816	$65,142	$(27,342)	$76,472	$61,089

Diluted net income (loss) per share	$0.03	$0.30	$(0.13)	$0.34	$0.27

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	14.4%	15.2%	7.7%	21.3%	23.4%
Expense ratio (1)	23.0%	22.9%	26.2%	27.1%	22.7%

(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share data)	2017	2016

Revenues:
Net premiums earned - insurance	$932,773	$921,769
Services revenue	155,103	168,894
Net investment income	127,248	113,466
Net gains (losses) on investments and other financial instruments	3,621	30,751
Other income	2,886	3,572
Total revenues	1,221,631	1,238,452

Expenses:
Provision for losses	135,154	202,788
Policy acquisition costs	24,277	23,480
Cost of services	104,599	114,174
Other operating expenses	267,321	244,896
Restructuring and other exit costs	17,268	—
Interest expense	62,761	81,132
Loss on induced conversion and debt extinguishment	51,469	75,075
Impairment of goodwill	184,374	—
Amortization and impairment of other intangible assets	27,671	13,221
Total expenses	874,894	754,766

Pretax income	346,737	483,686
Income tax provision	225,649	175,433
Net income	$121,088	$308,253

Diluted net income per share	$0.55	$1.37

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	14.6%	22.2%
Expense ratio (1)	24.7%	22.7%

(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share Trend Schedule
Exhibit B (page 1 of 2)

The calculation of basic and diluted net income per share was as follows:

	2017				2016
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income (loss):
Net income (loss)—basic	$6,816	$65,142	$(27,342)	$76,472	$61,089
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	—	—	—	(215)	665
Net income (loss)—diluted	$6,816	$65,142	$(27,342)	$76,257	$61,754

Average common shares outstanding—basic	215,623	215,279	215,152	214,925	214,481
Dilutive effect of Convertible Senior Notes due 2017 (2)	9	16	—	701	421
Dilutive effect of Convertible Senior Notes due 2019	—	—	—	1,854	6,417
Dilutive effect of stock-based compensation arrangements (2)	4,618	4,096	—	4,017	3,457
Adjusted average common shares outstanding—diluted	220,250	219,391	215,152	221,497	224,776

Basic net income (loss) per share:	$0.03	$0.30	$(0.13)	$0.36	$0.28

Diluted net income (loss) per share:	$0.03	$0.30	$(0.13)	$0.34	$0.27

(1)

As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion. Included in the three months ended March 31, 2017 is a benefit related to our adjustment of estimated accrued expense to actual amounts, as a result of the January 2017 settlement of our obligation on the remaining Convertible Senior Notes due 2019.

(2)

There were no dilutive shares for the three months ended June 30, 2017, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements and our convertible debt were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2017				2016
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	170	676	5,975	445	1,042
Shares of Convertible Senior Notes due 2017	—	—	509	—	—

Radian Group Inc. and Subsidiaries
Net Income Per Share
Exhibit B (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2017	2016
Net income:
Net income - basic	$121,088	$308,253
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	(215)	5,816
Net income - diluted	$120,873	$314,069

Average common shares outstanding—basic	215,321	211,789
Dilutive effect of Convertible Senior Notes due 2017	323	207
Dilutive effect of Convertible Senior Notes due 2019	457	14,263
Dilutive effect of stock-based compensation arrangements (2)	4,305	2,999
Adjusted average common shares outstanding—diluted	220,406	229,258

Basic net income per share:	$0.56	$1.46

Diluted net income per share:	$0.55	$1.37

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	Year Ended December 31,
(In thousands)	2017	2016
Shares of common stock equivalents	353	1,042

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	December 31,			September 30,		June 30,		March 31,		December 31,
(In thousands, except per-share data)	2017			2017		2017		2017		2016

Assets:
Investments	$4,643,942			$4,546,664		$4,583,842		$4,437,716		$4,462,430
Cash	80,569			61,917		56,918		73,701		52,149
Restricted cash	15,675			36,888		25,486		12,689		9,665
Accounts and notes receivable	72,558			97,020		78,540		73,794		77,631
Deferred income taxes, net	229,567			356,181		389,759		369,209		411,798
Goodwill and other intangible assets, net	64,212			66,967		69,857		273,068		276,228
Prepaid reinsurance premium	386,509			239,620		235,349		230,148		229,438
Other assets	407,849			439,016		377,355		357,435		343,835
Total assets	$5,900,881			$5,844,273		$5,817,106		$5,827,760		$5,863,174

Liabilities and stockholders’ equity:
Unearned premiums	$723,938			$717,589		$702,210		$684,797		$681,222
Reserve for losses and loss adjustment expense	507,588			556,488		651,591		726,169		760,269
Long-term debt	1,027,074			1,026,806		989,010		1,008,777		1,069,537
Reinsurance funds withheld	288,398			194,353		180,991		167,427		158,001
Other liabilities	353,845			360,835		379,144		319,282		321,859
Total liabilities	2,900,843			2,856,071		2,902,946		2,906,452		2,990,888

Equity component of currently redeemable convertible senior notes	—			—		16		883		—

Common stock	233			233		233		233		232
Treasury stock	(893,888)			(893,754)		(893,531)		(893,372)		(893,332)
Additional paid-in capital	2,754,275			2,747,393		2,743,872		2,743,594		2,779,891
Retained earnings	1,116,333			1,110,057		1,045,453		1,073,333		997,890
Accumulated other comprehensive income (loss)	23,085			24,273		18,117		(3,363)		(12,395)
Total stockholders’ equity	3,000,038			2,988,202		2,914,144		2,920,425		2,872,286
Total liabilities and stockholders’ equity	$5,900,881			$5,844,273		$5,817,106		$5,827,760		$5,863,174

Shares outstanding	215,814			215,299		215,175		215,091		214,521

Book value per share	$13.90			$13.88		$13.54		$13.58		$13.39

Tangible book value per share (See Exhibit G)	$13.60			$13.57		$13.22		$12.31		$12.10

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	12.8	:1	(1)	14.4	:1	14.3	:1	14.3	:1	13.5	:1
Risk to capital ratio-Mortgage Insurance combined	12.1	:1	(1)	13.4	:1	13.4	:1	13.4	:1	13.6	:1

(1)	Preliminary.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance, Other Operating Expenses and Restructuring and Other Exit Costs
Exhibit D (page 1 of 2)

	2017				2016
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Premiums earned - insurance:
Direct	$260,184	$250,541	$243,229	$236,062	$251,751
Assumed	7	7	7	7	8
Ceded	(15,016)	(13,846)	(14,140)	(14,269)	(18,174)
Net premiums earned - insurance	$245,175	$236,702	$229,096	$221,800	$233,585

Notable variable items: (1)
Single Premium Policy cancellations, direct	$21,172	$15,415	$13,346	$10,415	$26,707
Single Premium Policy cancellations, ceded	(10,057)	(7,085)	(5,898)	(4,536)	(11,005)
Profit commission - reinsurance (2)	7,871	7,373	6,682	5,888	8,458
Total	$18,986	$15,703	$14,130	$11,767	$24,160

Other operating expenses	$65,999	$64,195	$68,750	$68,377	$62,416

Notable variable items: (3)
Technology upgrade project (4)	$3,086	$3,569	$5,121	$3,512	$3,648
Employee severance and related benefit costs	662	101	386	977	902
Retirement and consulting agreement (5)	1,168	927	867	3,622	—
Incentive compensation (6) (7)	8,981	6,950	9,641	7,447	9,072
Ceding commissions (7)	(4,624)	(4,231)	(4,064)	(3,864)	(5,105)
Total	$9,273	$7,316	$11,951	$11,694	$8,517

Restructuring and other exit costs: (8)
Employee severance, related benefits and other exit costs (9)	$1,365	$5,463	$—	$—	$—
Impairment of other long-lived assets and loss from the sale of a business line (10)	3,865	6,575	—	—	—
Total restructuring and other exit costs	$5,230	$12,038	$—	$—	$—

(1)	These amounts are included in net premiums earned - insurance.
(2)	The amounts represent the profit commission on the 2016 Single Premium QSR Transaction.
(3)	These amounts are included in other operating expenses.
(4)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(5)

The amount represents expenses associated with retirement consulting agreements entered into in February 2017 with our former CEO. A portion of current expenses are subject to change, based on the Company's and former CEO's future performance.

(6)	The expense relates to short- and long-term incentive programs.
(7)	Shown net of deferred policy acquisition costs.
(8)	Represents the charges associated with our plan to restructure the Service business.
(9)	Employee severance, related benefits and other exit costs are components of adjusted pretax operating income.
(10)

Impairment of other long-lived assets and loss from the sale of a business line are not components of adjusted pretax operating income. The amount for the three months ended December 31, 2017 primarily relates to the loss on the sale of our EuroRisk business, which was completed during the fourth quarter of 2017. The amount for the three months ended September 30, 2017 relates to the impairment of other long-lived assets. See Exhibit F for additional information on our non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance, Other Operating Expenses and Restructuring and Other Exit Costs
Exhibit D (page 2 of 2)

	Year Ended December 31,
(In thousands)	2017	2016

Premiums earned - insurance:
Direct	$990,016	$999,093
Assumed	28	35
Ceded	(57,271)	(77,359)
Net premiums earned - insurance	$932,773	$921,769

Notable variable items: (1)
Single Premium Policy cancellations, direct	$60,348	$96,824
Single Premium Policy cancellations, ceded	(27,576)	(38,050)
Profit commission - reinsurance (2)	27,814	31,405
Total	$60,586	$90,179

Other operating expenses	$267,321	$244,896

Notable variable items: (3)
Technology upgrade project (4)	$15,288	$10,802
Employee severance and related benefit costs	2,126	5,342
Retirement and consulting agreement (5)	6,584	—
Incentive compensation (6) (7)	33,019	42,142
Ceding commissions (7)	(16,783)	(19,984)
Total	$40,234	$38,302

Restructuring and other exit costs: (8)
Employee severance, related benefits and other exit costs (9)	$6,828	$—
Impairment of other long-lived assets and loss from the sale of a business line (10)	10,440	—
Total restructuring and other exit costs	$17,268	$—

(1)	These amounts are included in net premiums earned - insurance.
(2)	The amounts represent the profit commission on the 2016 Single Premium QSR Transaction.
(3)	These amounts are included in other operating expenses.
(4)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(5)

The amount represents expenses associated with retirement and consulting agreements entered into in February 2017 with our former CEO. A portion of the current expenses are subject to change based on the Company's and the former CEO's future performance.

(6)	The expense relates to short- and long-term incentive programs.
(7)	Shown net of deferred policy acquisition costs.
(8)	Represents the charges associated with our plan to restructure the Service business.
(9)	Employee severance, related benefits and other exit costs is a component of adjusted pretax operating income.
(10)

Impairment of other long-lived assets and loss from the sale of a business line are not components of adjusted pretax operating income. See Exhibit F for additional information on our non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 3)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2017					2016
(In thousands)	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written - insurance	$104,635	(1)	$247,810	$241,307	$224,665	$234,172
(Increase) decrease in unearned premiums	140,540		(11,108)	(12,211)	(2,865)	(587)
Net premiums earned - insurance	245,175		236,702	229,096	221,800	233,585
Net investment income	33,605		32,540	30,071	31,032	28,996
Other income	768		760	612	746	736
Total	279,548		270,002	259,779	253,578	263,317

Provision for losses	35,257		35,980	17,714	47,232	54,675
Policy acquisition costs	5,871		5,554	6,123	6,729	5,579
Other operating expenses before corporate allocations	36,806		36,941	37,939	39,289	37,773
Total (2)	77,934		78,475	61,776	93,250	98,027
Adjusted pretax operating income before corporate allocations	201,614		191,527	198,003	160,328	165,290
Allocation of corporate operating expenses	13,624		11,737	15,894	14,186	9,652
Allocation of interest expense	10,477		11,282	11,748	11,509	12,843
Adjusted pretax operating income	$177,513		$168,508	$170,361	$134,633	$142,795

	Services
	2017				2016
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Services revenue (2)	$40,707	$41,062	$39,975	$40,089	$52,558

Cost of services	23,616	27,544	25,962	28,690	34,130
Other operating expenses before corporate allocations	12,781	12,781	12,803	12,604	14,842
Restructuring and other exit costs (3)	1,365	5,463	—	—	—
Total	37,762	45,788	38,765	41,294	48,972
Adjusted pretax operating income (loss) before corporate allocations (4)	2,945	(4,726)	1,210	(1,205)	3,586
Allocation of corporate operating expenses	3,467	3,730	3,404	3,718	1,738
Allocation of interest expense	4,452	4,433	4,431	4,429	4,426
Adjusted pretax operating income (loss)	$(4,974)	$(12,889)	$(6,625)	$(9,352)	$(2,578)

(1)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $145.7 million in net premiums written for the fourth quarter of 2017.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 3)

Notes continued from prior page.

(2)	Inter-segment information:
	2017				2016
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment expense included in Mortgage Insurance segment	$1,004	$1,491	$2,173	$2,062	$2,653
Inter-segment revenue included in Services segment	1,004	1,491	2,173	2,062	2,653

(3)

Primarily includes employee severance and related benefit costs. Does not include impairment of long-lived assets and loss from the sale of a business line, which are not considered components of adjusted pretax operating income.

(4)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):
	2017				2016
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss) before corporate allocations	$2,945	$(4,726)	$1,210	$(1,205)	$3,586
Depreciation and amortization	893	1,172	835	858	829
Services adjusted EBITDA	$3,838	$(3,554)	$2,045	$(347)	$4,415

	Mortgage Insurance
	Year Ended December 31,
(In thousands)	2017	2016
Net premiums written - insurance (1)	$818,417	$733,834
Decrease in unearned premiums	114,356	187,935
Net premiums earned - insurance	932,773	921,769
Net investment income	127,248	113,466
Other income	2,886	3,572
Total	1,062,907	1,038,807

Provision for losses	136,183	204,175
Policy acquisition costs	24,277	23,480
Other operating expenses before corporate allocations	150,975	140,624
Total (2)	311,435	368,279
Adjusted pretax operating income before corporate allocations	751,472	670,528
Allocation of corporate operating expenses	55,441	45,178
Allocation of interest expense	45,016	63,439
Adjusted pretax operating income	$651,015	$561,911

Table continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 3)

Table continued from prior page.

	Services
	Year Ended December 31,
(In thousands)	2017	2016
Services revenue (2)	$161,833	$177,249

Cost of services	105,812	115,369
Other operating expenses before corporate allocations	50,969	55,815
Restructuring and other exit costs (3)	6,828	—
Total	163,609	171,184
Adjusted pretax operating income (loss) before corporate allocations (4)	(1,776)	6,065
Allocation of corporate operating expenses	14,319	8,533
Allocation of interest expense	17,745	17,693
Adjusted pretax operating income (loss)	$(33,840)	$(20,161)

(1)	Net of ceded premiums written under the QSR Transactions and the 2016 Single Premium QSR Transaction. See Exhibit L for additional information.
(2)	Inter-segment information:

	Year Ended December 31,
	2017	2016
Inter-segment expense included in Mortgage Insurance segment	$6,730	$8,355
Inter-segment revenue included in Services segment	6,730	8,355

(3)

Primarily includes employee severance and related benefit costs. Does not include impairment of long-lived assets and loss from the sale of a business line, which are not considered components of adjusted pretax operating income.

(4)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F)

	Year Ended December 31,
	2017	2016
Adjusted pretax operating income (loss) before corporate allocations	$(1,776)	$6,065
Depreciation and amortization	3,758	3,125
Services adjusted EBITDA	$1,982	$9,190

Selected balance sheet information for our segments, as of the periods indicated, is a follows:

	At December 31, 2017
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,733,918	$166,963	$5,900,881

	At December 31, 2016
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,506,338	$356,836	$5,863,174

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income” and “adjusted diluted net operating income per share,” non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income” and “adjusted diluted net operating income per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian's chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of lines of business. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(4)

Amortization or impairment of goodwill and other intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(5)

Net impairment losses recognized in earnings and losses from the sale of lines of business. The recognition of net impairment losses on investments and the impairment of other long-lived assets does not result in a cash payment and can vary significantly in both amount and frequency, depending on market credit cycles and other factors. Losses from the sale of lines of business are highly discretionary as a result of strategic restructuring decisions, and generally do not occur in the normal course of our business. We do not view these losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services adjusted EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share and Services adjusted EBITDA should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 5)

Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income

	2017				2016
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income (loss)	$164,727	$102,814	$(35,474)	$114,670	$97,796
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	(1,339)	2,480	5,331	(2,851)	(38,773)
Loss on induced conversion and debt extinguishment	—	(45,766)	(1,247)	(4,456)	—
Acquisition-related expenses (1)	21	(54)	(64)	(8)	(358)
Impairment of goodwill	—	—	(184,374)	—	—
Amortization and impairment of other intangible assets	(2,629)	(2,890)	(18,856)	(3,296)	(3,290)
Impairment of other long-lived assets and loss from the sale of a business line (2)	(3,865)	(6,575)	—	—	—
Total adjusted pretax operating income (3)	$172,539	$155,619	$163,736	$125,281	$140,217
(1)	Please see Exhibit F for the definition of this line item. This line is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)	This item is included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income for each segment as follows:

	2017				2016
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss):
Mortgage Insurance	$177,513	$168,508	$170,361	$134,633	$142,795
Services	(4,974)	(12,889)	(6,625)	(9,352)	(2,578)
Total adjusted pretax operating income	$172,539	$155,619	$163,736	$125,281	$140,217

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 5)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income Per Share

	2017				2016
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income (loss) per share	$0.03	$0.30	$(0.13)	$0.34	$0.27

Less per-share impact of debt items:
Loss on induced conversion and debt extinguishment	—	(0.21)	(0.01)	(0.02)	—
Income tax provision (benefit) (1)	—	(0.07)	—	(0.01)	—
Per-share impact of debt items	—	(0.14)	(0.01)	(0.01)	—

Less per-share impact of other income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.01)	0.01	0.02	(0.01)	(0.17)
Acquisition-related expenses	—	—	—	—	—
Impairment of goodwill	—	—	(0.86)	—	—
Amortization and impairment of intangible assets	(0.01)	(0.01)	(0.09)	(0.01)	(0.02)
Impairment of other long-lived assets and loss from the sale of a business line	(0.02)	(0.03)	—	—	—
Income tax provision (benefit) on other income (expense) items (2)	(0.01)	(0.01)	(0.32)	(0.01)	(0.07)
Difference between statutory and effective tax rate (3)	(0.45)	—	—	(0.01)	(0.02)
Per-share impact of other income (expense) items	(0.48)	(0.02)	(0.61)	(0.02)	(0.14)
Add per-share impact of share dilution	—	—	$(0.01)	—	—
Adjusted diluted net operating income per share (2)	$0.51	$0.46	$0.48	$0.37	$0.41
(1)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate.

(2)	Calculated using the company’s federal statutory tax rate. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(3)

The three months ended December 31, 2017 includes $0.47 in additional tax expense related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2017				2016
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Book value per share	$13.90	$13.88	$13.54	$13.58	$13.39
Less: Goodwill and other intangible assets, net per share	0.30	0.31	0.32	1.27	1.29
Tangible book value per share	$13.60	$13.57	$13.22	$12.31	$12.10
(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 5)

Reconciliation of Net Income (Loss) to Services Adjusted EBITDA

	2017				2016
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income (loss)	$6,816	$65,142	$(27,342)	$76,472	$61,089
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	(1,339)	2,480	5,331	(2,851)	(38,773)
Loss on induced conversion and debt extinguishment	—	(45,766)	(1,247)	(4,456)	—
Acquisition-related expenses	21	(54)	(64)	(8)	(358)
Impairment of goodwill	—	—	(184,374)	—	—
Amortization and impairment of other intangible assets	(2,629)	(2,890)	(18,856)	(3,296)	(3,290)
Impairment of other long-lived assets and loss from the sale of a business line	(3,865)	(6,575)	—	—	—
Income tax provision (benefit)	157,911	37,672	(8,132)	38,198	36,707
Mortgage Insurance adjusted pretax operating income	177,513	168,508	170,361	134,633	142,795
Services adjusted pretax operating income (loss)	(4,974)	(12,889)	(6,625)	(9,352)	(2,578)
Less income (expense) items:
Allocation of corporate operating expenses to Services	(3,467)	(3,730)	(3,404)	(3,718)	(1,738)
Allocation of corporate interest expenses to Services	(4,452)	(4,433)	(4,431)	(4,429)	(4,426)
Services depreciation and amortization	(893)	(1,172)	(835)	(858)	(829)
Services adjusted EBITDA	$3,838	$(3,554)	$2,045	$(347)	$4,415

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2017	2016
Consolidated pretax income	$346,737	$483,686
Less income (expense) items:
Net gains on investments and other financial instruments	3,621	30,751
Loss on induced conversion and debt extinguishment	(51,469)	(75,075)
Acquisition-related expenses (1)	(105)	(519)
Impairment of goodwill	(184,374)	—
Amortization and impairment of intangible assets	(27,671)	(13,221)
Impairment of other long-lived assets and loss from the sale of a business line (2)	(10,440)	—
Total adjusted pretax operating income (3)	$617,175	$541,750
(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)	This item is included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 5)

Notes continued from prior page.

(3) Total adjusted pretax operating income consists of adjusted pretax operating income for each segment as follows:

	Year Ended December 31,
(In thousands)	2017	2016
Adjusted pretax operating income (loss):
Mortgage Insurance	$651,015	$561,911
Services	(33,840)	(20,161)
Total adjusted pretax operating income	$617,175	$541,750

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2017	2016
Diluted net income per share	$0.55	$1.37

Less per-share impact of debt items:
Loss on induced conversion and debt extinguishment	(0.23)	(0.33)
Income tax provision (benefit) (1)	(0.08)	(0.07)
Per-share impact of debt items	(0.15)	(0.26)

Less per-share impact of other income (expense) items:
Net gains (losses) on investments and other financial instruments	0.02	0.14
Acquisition-related expenses	—	—
Impairment of goodwill	(0.84)	—
Amortization and impairment of intangible assets	(0.13)	(0.06)
Impairment of other long-lived assets and loss from the sale of a business line	(0.05)	—
Income tax provision (benefit) on other income (expense) items (2)	(0.35)	0.03
Difference between statutory and effective tax rate (3)	(0.47)	0.02
Per-share impact of other income (expense) items	(1.12)	0.07
Adjusted diluted net operating income per share (2)	$1.82	$1.56

(1)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate.

(2)	Calculated using the company’s federal statutory tax rate. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(3)	All of the 2017 amount represents the incremental tax provision related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 5 of 5)

Reconciliation of Net Income to Services Adjusted EBITDA

	Year Ended December 31,
(In thousands)	2017	2016
Net income	$121,088	$308,253
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	3,621	30,751
Loss on induced conversion and debt extinguishment	(51,469)	(75,075)
Acquisition-related expenses	(105)	(519)
Impairment of goodwill	(184,374)	—
Amortization and impairment of other intangible assets	(27,671)	(13,221)
Impairment of other long-lived assets and loss from the sale of a business line	(10,440)	—
Income tax provision (benefit)	225,649	175,433
Mortgage Insurance adjusted pretax operating income	651,015	561,911
Services adjusted pretax operating income (loss)	(33,840)	(20,161)
Less income (expense) items:
Allocation of corporate operating expenses to Services	(14,319)	(8,533)
Allocation of corporate interest expenses to Services	(17,745)	(17,693)
Services depreciation and amortization	(3,758)	(3,125)
Services adjusted EBITDA	$1,982	$9,190

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” is also a non-GAAP measure. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2017				2016
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Total primary new insurance written	$14,383	$15,125	$14,342	$10,055	$13,882

Percentage of primary new insurance written by FICO score
>=740	60.4%	61.1%	61.6%	61.3%	63.4%
680-739	33.1	32.5	32.6	32.7	31.4
620-679	6.5	6.4	5.8	6.0	5.2
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	77%	77%	77%	75%	73%
Direct single premiums	23%	23%	23%	25%	27%

Net single premiums (1)	15%	15%	15%	16%	17%

NIW for purchases	88%	91%	91%	84%	73%
NIW for refinances	12%	9%	9%	16%	27%

LTV
95.01% and above	15.4%	14.3%	12.8%	9.2%	7.4%
90.01% to 95.00%	43.9%	45.7%	47.3%	47.3%	43.6%
85.01% to 90.00%	27.4%	28.1%	28.8%	30.3%	32.3%
85.00% and below	13.3%	11.9%	11.1%	13.2%	16.7%

(1)

Represents the percentage of direct single premiums written, after consideration of the 35% single premium NIW ceded under the 2016 Single Premium QSR Transaction. However, effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%. After consideration of this increase in the cession percentage, net single premiums represented 8% of NIW during the fourth quarter of 2017.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2017	2017	2017	2017	2016
Primary insurance in force (1)
Prime	$193,949	$189,340	$183,886	$177,702	$174,927
Alt-A	4,052	4,327	4,602	4,842	5,064
A minus and below	2,723	2,874	3,149	3,315	3,459
Total Primary	$200,724	$196,541	$191,637	$185,859	$183,450

Primary risk in force (1) (2)
Prime	$49,674	$48,516	$47,075	$45,442	$44,708
Alt-A	929	998	1,062	1,118	1,168
A minus and below	685	723	792	834	865
Total Primary	$51,288	$50,237	$48,929	$47,394	$46,741

Percentage of primary risk in force
Direct monthly and other premiums	69%	69%	69%	69%	69%
Direct single premiums	31%	31%	31%	31%	31%
Net single premiums (3)	19%	24%	25%	25%	25%

Percentage of primary risk in force by FICO score
>=740	58.9%	58.8%	58.3%	57.9%	57.6%
680-739	31.4	31.3	31.1	31.1	31.0
620-679	8.6	8.8	9.3	9.6	9.9
<=619	1.1	1.1	1.3	1.4	1.5
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	9.2%	8.6%	8.0%	7.6%	7.4%
90.01% to 95.00%	53.2	53.1	52.9	52.6	52.3
85.01% to 90.00%	30.6	31.1	31.7	32.2	32.5
85.00% and below	7.0	7.2	7.4	7.6	7.8
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	3.3%	3.6%	4.1%	4.4%	4.8%
2006	2.1	2.3	2.5	2.8	2.9
2007	5.2	5.6	6.2	6.7	7.0
2008	3.4	3.7	4.2	4.6	4.8
2009	0.6	0.7	0.8	0.9	1.0
2010	0.5	0.6	0.7	0.8	0.9
2011	1.3	1.5	1.7	1.8	2.0
2012	5.5	6.1	6.7	7.4	8.0
2013	8.9	9.8	10.7	11.8	12.6
2014	8.5	9.3	10.2	11.2	12.0
2015	13.8	14.9	16.1	17.3	18.1
2016	21.4	22.5	23.7	25.0	25.9
2017	25.5	19.4	12.4	5.3	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (4)	$1,389	$1,137	$1,124	$1,224	$1,363

See notes on next page.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Notes to table on preceding page.

(1) Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2) Does not include pool risk in force or other risk in force, which combined represent less than 1.0% of our total risk in force for all periods presented.
(3)

Represents the percentage of Single Premium RIF, after giving effect to all reinsurance ceded. Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $2.5 billion in net RIF on Single Premium Policies at December 31, 2017.

(4) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit J (page 1 of 2)

	2017				2016
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid: (1)
Prime	$37,191	$47,541	$45,562	$52,044	$70,151
Alt-A	11,155	16,035	13,700	16,165	27,558
A minus and below	8,229	10,772	10,586	9,460	13,760
Total primary claims paid	56,575	74,348	69,848	77,669	111,469
Pool	2,458	2,148	1,901	4,180	4,788
Second-lien and other	(110)	32	(1,937)	78	(264)
Subtotal	58,923	76,528	69,812	81,927	115,993
Impact of captive terminations	—	—	645	—	492
Impact of commutations (2)	26,590	54,956	20,838	161	—
Total net claims paid	$85,513	$131,484	$91,295	$82,088	$116,485

Average net claims paid (1) (3)
Prime	$49.7	$48.4	$48.2	$50.5	$45.5
Alt-A	69.7	69.4	61.7	67.1	65.5
A minus and below	45.0	44.0	41.7	39.6	37.7
Total average net primary claims paid	51.8	51.0	49.1	51.4	47.9
Pool	102.4	59.7	47.5	49.2	45.6
Total average net claims paid	$52.3	$51.0	$47.3	$50.9	$47.6

Average direct primary claims paid (3) (4)	$52.2	$51.4	$49.4	$51.6	$48.2
Average total direct claims paid (3) (4)	$52.7	$51.4	$47.6	$51.1	$47.9
(1)	Net of reinsurance recoveries.
(2)

Includes the impact of commutations and captive terminations. For the three months ended September 30, 2017, primarily includes payments made under the Freddie Mac agreement, as the final settlement date was reached during the quarter.

(3)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit J (page 2 of 2)

($ in thousands, except primary reserve per primary default amounts)	December 31, 2017		September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Reserve for losses by category
Prime	$285,022		$296,885	$318,169	$362,804	$379,845
Alt-A	101,755		112,033	124,477	140,543	148,006
A minus and below	69,118		78,048	85,283	96,373	101,653
IBNR and other (1)	16,021		13,085	69,620	70,651	71,107
LAE	13,349		14,687	15,492	17,551	18,630
Reinsurance recoverable (2)	8,315		7,445	7,341	7,680	6,816
Total primary reserves	493,580		522,183	620,382	695,602	726,057
Pool insurance	12,794		18,630	29,099	28,453	31,853
IBNR and other	278		14,576	658	603	673
LAE	356		550	843	822	932
Reinsurance recoverable (2)	35		25	30	28	35
Total pool reserves	13,463		33,781	30,630	29,906	33,493
Total 1st lien reserves	507,043		555,964	651,012	725,508	759,550
Second-lien and other	545		524	579	661	719
Total reserves	$507,588		$556,488	$651,591	$726,169	$760,269

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$17,103	(3)	$21,367	$23,185	$24,230	$22,503
(1)

At June 30, 2017 and prior, primarily related to expected payments under the Freddie Mac Agreement. However, during the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached. Therefore, except for loans with loss mitigation and claims activity already in process, most of the loans subject to the Freddie Mac Agreement were removed from RIF and IIF, because the insurance no longer remains in force.

(2)	Represents ceded losses on captive transactions and quota share reinsurance transactions.
(3)

Includes the impact of reserves and defaults related to areas designated as individual assistance disaster areas by FEMA ("FEMA Designated Areas") associated with Hurricanes Harvey and Irma. Excluding the impact from new defaults received subsequent to Hurricanes Harvey and Irma in these FEMA Designated Areas, this amount would be approximately $20,500.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	December 31,		September 30,	June 30,	March 31,	December 31,
	2017		2017	2017	2017	2016
Default Statistics
Primary Insurance:
Prime
Number of insured loans	913,408		897,253	879,926	858,248	849,227
Number of loans in default	20,269		15,953	15,664	16,981	19,101
Percentage of loans in default	2.22%		1.78%	1.78%	1.98%	2.25%

Alt-A
Number of insured loans	20,602		22,643	24,089	25,425	26,536
Number of loans in default	3,002		3,166	3,366	3,812	4,193
Percentage of loans in default	14.57%		13.98%	13.97%	14.99%	15.80%

A minus and below
Number of insured loans	21,716		22,912	24,864	26,043	27,115
Number of loans in default	4,651		4,707	4,725	5,000	5,811
Percentage of loans in default	21.42%		20.54%	19.00%	19.20%	21.43%

Total Primary
Number of insured loans	955,726		942,808	928,879	909,716	902,878
Number of loans in default	27,922	(1)	23,826	23,755	25,793	29,105
Percentage of loans in default	2.92%		2.53%	2.56%	2.84%	3.22%
(1)	Included in this amount is 7,051 defaults related to the FEMA Designated Areas associated with Hurricanes Harvey and Irma, an increase of 4,117 as compared to September 30, 2017.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - QSR Transactions, Captives and Persistency
Exhibit L

	2017						2016
($ in thousands)	Qtr 4		Qtr 3		Qtr 2	Qtr 1	Qtr 4
Quota Share Reinsurance "QSR" Transactions
QSR ceded premiums written (1)	$4,219		$4,621		$5,059	$5,457	$6,049
% of premiums written	1.6%		1.7%		1.9%	2.3%	2.4%
QSR ceded premiums earned (1)	$6,439		$6,826		$7,404	$7,834	$9,421
% of premiums earned	2.5%		2.7%		3.1%	3.3%	3.8%
Ceding commissions written	$1,208		$1,323		$1,446	$1,559	$1,728
Ceding commissions earned (2)	$2,924		$2,925		$3,379	$3,894	$4,374
Profit commission	$—		$—		$—	$—	$—
RIF included in QSR Transactions (3)	$1,207,426		$1,298,954		$1,393,038	$1,488,972	$1,578,300

2016 Single Premium QSR Transaction
QSR ceded premiums written (1) (4)	$157,453		$13,248		$13,856	$8,960	$11,121
% of premiums written	59.5%		5.0%		5.3%	3.7%	4.4%
QSR ceded premiums earned (1)	$8,342		$6,771		$6,311	$5,859	$8,060
% of premiums earned	3.2%		2.7%		2.6%	2.5%	3.2%
Ceding commissions written	$41,331		$5,156		$5,134	$3,712	$4,895
Ceding commissions earned (2)	$4,053		$3,536		$3,248	$2,937	$4,130
Profit commission	$7,870		$7,373		$6,682	$5,888	$8,458
RIF included in 2016 Single Premium QSR Transaction (3) (4)	$6,941,781		$4,286,529		$4,103,410	$3,904,402	$3,761,648
Total RIF included in QSR Transactions and 2016 Single Premium QSR Transaction	$8,149,207		$5,585,483		$5,496,448	$5,393,374	$5,339,948

1st Lien Captives
Premiums earned ceded to captives	$57		$68		$242	$389	$503
% of total premiums earned	0.0%		0.0%		0.1%	0.2%	0.2%
Persistency Rate (twelve months ended)	81.1%	(5) (6)	80.0%	(6)	78.5%	77.1%	76.7%
Persistency Rate (quarterly, annualized) (7)	79.4%	(5)	80.4%	(6)	82.8%	84.4%	76.8%

(1)	Net of profit commission.
(2)	Includes amounts reported in policy acquisition costs and other operating expenses.
(3)	Included in primary RIF.
(4)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in ceded premiums written of $145.7 million for the fourth quarter of 2017 and an increase of $2.5 billion in ceded RIF at December 31, 2017.

(5)

The Persistency Rate was reduced by an increase in cancellations of single premium policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(6)

During the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached, resulting in a negative impact to the Persistency Rate due to the removal from RIF and IIF of most of the loans subject to the Freddie Mac Agreement.

(7)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and the business prospects of our Services segment;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s ability to remain eligible under the PMIERs and other applicable requirements imposed by the Federal Housing Finance Agency and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, including the GSEs’ interpretation and application of the PMIERs and the proposed changes to the PMIERs;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the persistency rates of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA, U.S. Department of Veterans Affairs and other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including interpretations and guidance pertaining to recently enacted tax reform legislation;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the Internal Revenue Service resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business or in establishing the assumptions that have formed the basis for our expectations regarding our ability to comply with the proposed PMIERs when implemented;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio, and potential volatility in our Available Assets under the PMIERs as a result of a new requirement in the proposed changes to the PMIERs to mark certain of our Available Assets to fair value;
  potential future impairment charges related to our goodwill and other intangible assets, and uncertainties regarding our ability to execute our restructuring plans within expected costs;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation; and
  our ability to attract and retain key employees; and legal and other limitations on dividends and other amounts we may receive from our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz